EXHIBIT 12


                    ALLIED WASTE INDUSTRIES, INC.
                RATIO OF EARNINGS TO FIXED CHARGES
               (in thousands except for ratios)



                                                  Six Months
                                                Ended June 30,
                                            1995               1996
                                                  (unaudited)

Fixed Charges:
  Interest expensed                       $    5,740      $    4,033
  Interest capitalized                         4,444           6,893
  Total interest expense                      10,184          10,926
Interest component of rent expense               466             755
Amortization/write-off of debt issuance costs    234             422
Total Fixed Charges                       $   10,884      $   12,103

Earnings:
  Income from continuing operations
  before income taxes                     $   11,195      $    8,272
     Plus fixed charges                       10,884          12,103
     Less interest capitalized                (4,444)         (6,893)
          Total Earnings                  $   17,635      $   13,482

Ratio of earnings to fixed charges               1.6x            1.1x